CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

     DIVERSIFIED MEDICAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That a meeting of the Board of Directors of DIVERSIFIED MEDICAL CORPORATION resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Articles thereof numbered "FIRST and FOURTH" so that, as amended said Articles shall be and read as follows: "FIRST: The name of the corporation is DIVERSIFIED INESTORS CORPORATION.

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is ten million shares (10,000,000) and the par value of each such share is: $.0025 amounting to the aggregate to Twenty-Five Thousand Dollars ($25,000.00)."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, said DIVERSIFIED MEDICAL CORPORATION, has caused its corporate seal to be hereunto affixed and this certificate to be signed by Philip S. Budin its President, and Jeffrey Simon, its Secretary, this 22 day of December, 1981.

                                                            /S/ PHILIP S. BUDIN
                                                            /S/ JEFFREY SIMON